Exhibit 10(iii)A(58)

GENERAL RELEASE AGREEMENT

This General Release Agreement ("Agreement") is made and entered into as of this 24th day of May, 2018, by and between ACUITY BRANDS LIGHTING, INC. (the "Company" or "Employer"), and MARK A. BLACK ("Employee") in conjunction with the termination of Employee's employment with the Company and as contemplated by Employee's Severance Agreement with the Company dated November 19, 2008, as amended.

(a)
Released Claims: Employee irrevocably and unconditionally fully and finally releases, acquits and forever discharges all the claims described herein that he/she may now have against the Released Parties listed in Section 2(b), below, except that he/she is not releasing any claim that relates to: (1) his/her right to enforce this Agreement; (2) any rights or claims that arise after the execution of this Agreement; or (3) any rights or claims that he/she cannot lawfully release. Subject only to the exceptions just noted, Employee is releasing any and all claims, demands, actions, causes of action, liabilities, debts, losses, costs, expenses, or proceedings of every kind and nature, whether direct, contingent, or otherwise, known or unknown, past, present, or future, suspected or unsuspected, accrued or unaccrued, whether in law, equity, or otherwise, and whether in contract, warranty, tort, strict liability, or otherwise, which he/she now has, may have had at any time in the past, or may have at any time in the future arising or resulting from, or in any matter incidental to, any and every matter, thing, or event occurring or failing to occur at any time in the past up to and including the date of this agreement. Employee understands that the claims he/she is releasing might arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as, but not limited to, the following:

Anti-discrimination and retaliation statutes, such as Title VII of the Civil Rights Act of 1964, which prohibits discrimination and harassment based on race, color, national origin, religion, and sex and prohibits retaliation; the Age Discrimination in Employment Act (“ADEA”), which prohibits age discrimination in employment; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; Sections 1981 and 1983 of the Civil Rights Act of 1866, which prohibit discrimination and harassment on the basis of race, color, national origin, religion or sex; the Sarbanes-Oxley Act of 2002, which prohibits retaliation against employees who participate in any investigation or proceeding related to an alleged violation of mail, wire, bank, or securities laws; Georgia anti-discrimination statutes, which prohibit retaliation and discrimination on the basis of age, disability, gender, race, color, religion, and national origin; and any other federal, state, or local laws prohibiting employment discrimination or retaliation.

Exhibit 10(iii)A(58)

Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.
Other laws, such as any federal, state, or local laws providing workers’ compensation benefits (except as otherwise prohibited by law), restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any state and federal whistleblower laws, any other federal, state, or local laws providing recourse for alleged wrongful discharge, improper garnishment, assignment, or deduction from wages, health and/or safety violations, improper drug and/or alcohol testing, tort, physical or personal injury, emotional distress, fraud, negligence, negligent misrepresentation, abusive litigation, and similar or related claims, willful or negligent infliction of emotional harm, libel, slander, defamation and/or any other common law or statutory causes of action.
Examples of released claims, include, but are not limited to the following (except to the extent explicitly preserved by Section 2(a), above, of this Agreement): (i) claims that in any way relate to allegations of alleged discrimination, retaliation or harassment; (ii) claims that in any way relate to Employee’s employment with the Company and/or its conclusion, such as claims for breach of contract, compensation, overtime wages, promotions, upgrades, bon uses, commissions, lost wages, or unused accrued vacation or sick pay; (iii) claims that in any way relate to any state law contract or tort causes of action; and (iv) any claims to attorneys’ fees, costs and/or expenses or other indemnities with respect to claims Employee is releasing.

(b)
Released Parties: The Released party/parties is/are Acuity Brands Lighting, Inc., all current, future and former parents, subsidiaries, related companies, partnerships, or joint ventures related thereto, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors (hereinafter the “Released Parties”).

Exhibit 10(iii)A(58)

(c)
Unknown Claims: Employee understands that he/she is releasing the Released Parties from claims that he/she may not know about as of the date of the execution of this Agreement, and that is his/her knowing and voluntary intent even though Employee recognizes that someday he/she might learn that some or all of the facts he/she currently believes to be true are untrue and even though he/she might then regret having signed this Agreement. Nevertheless, Employee is expressly assuming that risk and agrees that this Agreement shall remain effective in all respects in any such case. Employee expressly waives all rights he/she might have under any law that is intended to protect him/her from waiving unknown claims Employee understands the significance of doing so. If Employee resides in California, Employee hereby expressly waives the provisions of California Civil Code Section 1542, which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Moreover, this Release does not extend to those rights which, as a matter of Jaw, cannot be waived, including but not limited to, unwaivable rights that Employee may have under the California Labor Code.

(d)
Ownership of Claims: Employee represents and warrants that he/she has not sold, assigned or transferred any claim he/she is purporting to release, nor has he/she attempted to do so. Employee expressly represents and warrants that he/she has the full legal authority to enter into this Agreement for himself/herself and his/her estate, and does not require the approval of anyone else.

(e)
Pursuit of Released Claims: Employee represents that he/she has not filed or caused to be filed any lawsuit, complaint, or charge with respect to any claim this Agreement purports to waive, and he/she promises never to file or prosecute any lawsuit, complaint, or charge based on such claims. This provision shall not apply to any nonwaivable charges or claims brought before any governmental agency. With respect to any such non-waivable claims, however, Employee agrees to waive his/her right (if any) to any monetary or other recovery, including but not limited to reinstatement, should any governmental agency or other third party pursue any claims on his/her behalf, either individually or as part of any class or collective action.

(f)
FMLA and FLSA Rights Honored: Employee acknowledges that he/she has received all of the leave from work for family and/or personal medical reasons and/or other benefits to which he/she believes he/she is entitled under Employer’s policy and the Family and Medical Leave Act of 1993 (“FMLA”), as amended. Employee has no pending request for FMLA leave with Employer; nor has Employer mistreated Employee in any way on account of any illness or injury to Employee or any member of Employee’s family. Employee further acknowledges that he/she has received all of the monetary compensation, including hourly wages, salary and/or overtime compensation, to which he/she believes he/she is entitled under the Fair Labor Standards Act (“FLSA”), as amended.

(g)	ADEA Release Requirements Have Been Satisfied: Employee understands that this Agreement has to meet certain requirements to validly release any ADEA claims Employee

Exhibit 10(iii)A(58)

might have had, and Employee represents and warrants that all such requirements have been satisfied. Employee acknowledges that, before signing this Agreement, he/she was given at least twenty-one (21) days to consider this Agreement. Employee further acknowledges that: (1) he/she took advantage of as much of this period to consider this Agreement as he/she wished before signing it; (2) he/she carefully read this Agreement; (3) he/she fully understands it; (4) he/she entered into this Agreement knowingly and voluntarily (i.e., free from fraud, duress, coercion, or mistake of fact); (5) this Agreement is in writing and is understandable; (6) in this Agreement, Employee waives current ADEA claims; (7) Employee has not waived future ADEA claims; (8) Employee is receiving valuable consideration in exchange for execution of this Agreement that he/she would not otherwise be entitled to receive such consideration; and (9) Employer encourages Employee in writing to discuss this Agreement with his/her attorney (at his/her own expense) before signing it, and that he/she has done so to the extent he/she deemed appropriate.

(h)
Revocation: For a period of seven (7) days following the execution of such agreement, Employee may revoke this Agreement. If Employee wishes to revoke this Agreement in its entirety, he/she must make a revocation in writing which must be delivered by hand or confirmed facsimile before 5:00 p.m. of the seventh day of the revocation period to Barry Goldman, Senior Vice President and General Counsel, One Lithonia Way, Conyers, Georgia 30012, otherwise the revocation will not be effective. If Employee timely revokes this Agreement, Employer shall retain payments and benefits otherwise payable to Employee under this Agreement.

(i)
Restrictive Covenants. Employee expressly acknowledges and reaffirms his commitment to abide by the terms of the restrictive covenants contained within Paragraph 5 of his Severance Agreement dated November 19, 2008, as amended, and any covenants and restrictions contained in agreements previously accepted and agreed by Employee governing awards of Acuity Brands, Inc. restricted stock and stock options.

(j)	Termination Date. Employee acknowledges and agrees that the effective date of the termination of his employment with the Company is April 30, 2018.

(k)
Payment in Lieu of Stock and Other Compensation. Company agrees that in lieu of the stock in which Employee would have vested on June 1, 2018 and any other amounts for compensation that may otherwise have been payable to Employee as a result of his employment with the Company (other than amounts related to future benefits payable to Employee as previously agreed pursuant to the Supplemental Retirement Plan for Executives (SERP), which will be paid according to the terms of documents previously entered into between Employee and the Company related to such plan), Company will pay to Employee the amount of Five Hundred Forty-Three Thousand Seven Hundred Fifteen Dollars ($543,715), less any required withholdings. This payment shall be made no sooner than 8 days and no later than 20 days following full execution, delivery, and non-revocation of this Agreement.

(l)	Confidentiality of Agreement; Nondisparagement. Employee will keep the terms of this Agreement confidential and will not disclose its terms to anyone other than his/her: (i) spouse

Exhibit 10(iii)A(58)

or domestic partner; (ii) attorney; or (iii) professional tax adviser or tax preparer for the limited purpose of preparing or obtaining advice regarding such tax return or returns as may be necessary; provided that all such persons agree to this obligation of confidentiality. Employee agrees that he/she will not make any statements, written or verbal, that are derogatory or disparaging concerning Employer or any of the Released Parties. Employer agrees to direct its officers to refrain from making any statements, written or verbal, that are derogatory or disparaging about Employee. Employee further agrees that he will not discuss or otherwise disclose any information pertaining to Employer or the Released Parties with any other employees of Employer, with the exception that Employee may respond to inquiries from members of Acuity Brands, Inc.'s Board of Directors.
If either party does not comply with the provisions of this paragraph, the breaching party will be liable to the other party for any damages incurred as a result of such noncompliance. The Parties acknowledge that equitable relief, including, but not limited to, specific performance by injunction, would be an appropriate remedy for the breach of this paragraph. Nothing in this provision should be construed in any way as prohibiting or discouraging Employee from testifying truthfully under oath in an administrative proceeding for any charge or claim filed with a government agency.
If anyone requests a copy of or information about this Agreement from Employee or his/her agents via discovery, a subpoena, or other legal process, Employee agrees to notify Employer immediately upon receipt of the request by sending notice to Barry Goldman at barry.goldman@acuitybrands.com. Employee further agrees to use his/her best efforts to cooperate with Employer in any efforts to limit the scope of or quash the request. Notwithstanding the foregoing, to the extent that any applicable mandatory provision of law gives Employee an unwaivable right to communicate confidential information to a governmental agency, such communication is permitted under this Agreement.

(m)
Access to Independent Legal Counsel; Knowing and Voluntary Execution: EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS BEEN ADVISED TO SEEK INDEPENDENT LEGAL COUNSEL OF HIS/HER OWN CHOOSING IN CONNECTION WITH ENTERING INTO THIS AGREEMENT. EMPLOYEE FURTHER ACKNOWLEDGES THAT, IF DESIRED, HIS/HER LEGAL COUNSEL HAS REVIEWED THIS AGREEMENT, THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS AND CONDITIONS OF THIS AGREEMENT AND THAT EMPLOYEE AGREES TO BE FULLY BOUND BY AND SUBJECT THERETO. EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT AND KNOWS AND UNDERSTANDS THE CONTENTS THEREOF, AND THAT HE/SHE EXECUTES THE SAME AS HIS/HER OWN FREE ACT AND DEED.

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Exhibit 10(iii)A(58)

IN WITNESS WHEREOF, each of the Parties have executed or caused this Agreement to be executed on the date set forth opposite the name of such party below.
Dated:             May 24, 2018        EMPLOYER    /s/ Richard K. Reece
Richard K. Reece
Executive Vice President and
Chief Financial Officer

Dated:             May 30, 2018        EMPLOYEE    /s/ Mark A. Black